 EXHIBIT 2.1

BUSINESS COMBINATION AGREEMENT

by and among

PANTAGES CAPITAL ACQUISITION CORPORATION,

as Purchaser,

JINCHENG YAO,

in the capacity as Seller Representative,

HORIZON MINING LIMITED,

as Pubco,

HORIZON MERGER 1 LIMITED,

as Merger Sub,

HORIZON MINING SPV PTY LTD,

as Tenement SPV,

and

MACMINES AUSTASIA PTY LTD,

as the Company

Dated as of November 18, 2025

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4.16	Finders and Brokers	20
4.17	Certain Business Practices	20
4.18	Insurance	20
4.19	Information Supplied	21
4.20	Independent Investigation	21
4.21	Trust Account	22
4.22	Registration and Listing	22
4.23	Termination of Prior Merger Agreements	23
4.24	PIPE Investment	23
4.25	Exclusivity of Representations and Warranties	23
4.26	Australian Real Property.	23
4.27	Australian Stamp Duty Relief.	24

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES		24

5.1	Organization and Standing	24
5.2	Authorization; Binding Agreement	24
5.3	Governmental Approvals	25
5.4	Non-Contravention	25
5.5	Capitalization	26
5.6	Activities of the Acquisition Entities	26
5.7	Actions	26
5.8	Finders and Brokers	27
5.9	Investment Company Act	27
5.10	Intended Tax Treatment	27
5.11	Information Supplied	27
5.12	Independent Investigation	27
5.13	Exclusivity of Representations and Warranties	28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE TARGET COMPANIES		28

6.1	Organization and Standing	28
6.2	Authorization; Binding Agreement	29
6.3	Capitalization	29
6.4	Target Companies; Investments	30
6.5	Governmental Approvals	31
6.6	Non-Contravention	31

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6.7	Financial Statements	32
6.8	Absence of Certain Changes	33
6.9	Compliance with Laws	33
6.10	Company Permits	33
6.11	Litigation	33
6.12	Material Contracts	34
6.13	Intellectual Property	36
6.14	Taxes and Returns	36
6.15	Real Property	38
6.16	Personal Property	38
6.17	Title to and Sufficiency of Assets	39
6.18	Employee Matters	39
6.19	Benefit Plans	39
6.20	Environmental Matters	39
6.21	Transactions with Related Persons	40
6.22	Insurance	41
6.23	Certain Business Practices	41
6.24	Investment Company Act	42
6.25	Finders and Brokers	42
6.26	Books and Records	42
6.27	Takeover Statutes and Charter Provisions	42
6.28	Powers of Attorney	42
6.29	Information Supplied	42
6.30	Board Approval	43
6.31	Independent Investigation	43
6.32	Exclusivity of Representations and Warranties	44

ARTICLE VII COVENANTS		44

7.1	Access and Information	44
7.2	Conduct of Business of the Target Companies and the Acquisition Entities	45
7.3	Conduct of Business of Purchaser	47
7.4	Annual and Interim Financial Statements	50
7.5	Purchaser Public Filings	50
7.6	No Solicitation	50
7.7	No Trading	51

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7.8	Notification of Certain Matters	52
7.9	Efforts; Regulatory Approvals	52
7.10	Further Assurance and Support	54
7.11	The Registration Statement	55
7.12	Public Announcements	58
7.13	Confidential Information	59
7.14	Post-Closing Board of Directors and Executive Officers	60
7.15	Indemnification of Directors and Officers; Tail Insurance	61
7.16	Trust Account Proceeds	61
7.17	PIPE Investment	62
7.18	Tax Matters	62
7.19	Anti-Takeover Matters	64
7.20	Shareholder Litigation	64
7.21	Shareholder Support Agreement	64
7.22	Retention of Proxy Solicitation Agent	64
7.23	Delisting and Deregistration	64
7.24	Fairness Opinion	64
7.25	Reorganization	65

ARTICLE VIII CLOSING CONDITIONS		65

8.1	Conditions to Each Party’s Obligations	65
8.2	Conditions to Obligations of the Target Companies and the Acquisition Entities	67
8.3	Conditions to Obligations of Purchaser	68
8.4	Frustration of Conditions	70

ARTICLE IX TERMINATION AND EXPENSES		70

9.1	Termination	70
9.2	Effect of Termination	71
9.3	Fees and Expenses	71

ARTICLE X WAIVERS AND RELEASES		72

10.1	Waiver of Claims Against Trust	72

ARTICLE XI MISCELLANEOUS		73

11.1	Notices	73
11.2	Binding Effect; Assignment	74
11.3	Third Parties	74
11.4	Nonsurvival of Representations, Warranties and Covenants	74

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11.5	Governing Law; Jurisdiction	74
11.6	WAIVER OF JURY TRIAL	75
11.7	Specific Performance	75
11.8	Severability	75
11.9	Amendment	75
11.10	Waiver	75
11.11	Entire Agreement	75
11.12	Interpretation	76
11.13	Counterparts	77
11.14	No Recourse	77
11.15	Seller Representative	77
11.16	Legal Representation	78

ARTICLE XII DEFINITIONS		79

12.1	Certain Definitions	79

INDEX OF EXHIBITS

Exhibit A	Seller Lock-Up Agreement

Exhibit B	Seller Support Agreement

Exhibit C	Sponsor Support Agreement

Exhibit D	Form of Seller Registration Rights Agreement

Exhibit E	Form of Pubco Amended and Restated Memorandum and Articles of Association

Exhibit F	Form of Equity Incentive Plan

DISCLOSURE SCHEDULES

Purchaser Disclosure Schedules

Company Disclosure Schedules

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2025, by and among: (i) Pantages Capital Acquisition Corporation, a Cayman Islands exempted company (“Purchaser”), (ii) MacMines Austasia Pty Ltd, an Australian proprietary company limited by shares (the “Company”), (iii) HORIZON MINING LIMITED, a Cayman Islands exempted company (“Pubco”), (iv) HORIZON MERGER 1 LIMITED, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Horizon Mining SPV Pty Ltd, an Australian proprietary company limited by shares and a wholly owned subsidiary of the Company (“Tenement SPV”), and (vi) Jincheng Yao, an individual (“Seller Representative”). Purchaser, the Company, Pubco, Merger Sub, Tenement SPV and Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is initially wholly owned by Seller Representative;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company that is wholly owned by Pubco;

WHEREAS, prior to the Reorganization (as defined herein), Tenement SPV is a wholly owned subsidiary of the Company;

WHEREAS, (i) the Company and Pubco will enter into a Share Sale Agreement for the sale by the Company of all of the issued share capital in Tenement SPV to Pubco in exchange for the issue of ordinary shares in Pubco to the Company (the “Share Sale Agreement”), and (ii) the Company and Tenement SPV will enter into an Asset Sale Agreement for the sale by the Company to Tenement SPV of the application for Mining Lease 700074 as lodged with the Queensland Government on or about November 16, 2022 (the “MLA”) and documents and information relating exclusively and specifically to the MLA (the “Records”) (the “Asset Sale Agreement”) (together with all other agreements, deeds, instruments or documents as may be necessary or appropriate to give effect to the Share Sale Agreement or Asset Sale Agreement as contemplated by those agreements, the “Reorganization Documents”) to implement and effect the Reorganization (as defined herein) in a form agreed between the Parties acting reasonably;

WHEREAS, prior to the Reorganization, the Pubco Charter shall be amended and restated in its entirety substantially in the form of the Amended Pubco Charter set out in Exhibit E attached hereto, and the Amended Pubco Charter shall be filed with the Cayman Islands General Registry (the “Cayman Registrar”);

WHEREAS, as part of the Reorganization, Pubco will become a majority owned subsidiary of the Company (with Seller Representative retaining a nominal interest until immediately following the Closing (as defined herein));

WHEREAS, as part of the Reorganization, Tenement SPV will become a wholly owned subsidiary of Pubco (the “SPV Contribution”);

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WHEREAS, as part of the Reorganization, the Company will receive eighteen million (18,000,000) Reorganization Shares (as defined herein), which represents the Aggregate Merger Consideration (as defined herein) divided by $10 per share (or such number of Reorganization Shares and at such price per share for the Aggregate Merger Consideration that the Company and Pubco agree in writing).

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into Purchaser (the “Merger”) with Purchaser surviving the Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Purchaser being converted into the right to receive Pubco Ordinary Shares (as defined herein) (Purchaser, in its capacity as the surviving company of the Merger, is sometimes referred to herein as the “Surviving Company”) (the Merger together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined herein), excluding, for the avoidance of doubt, transactions effectuated as part of the Reorganization, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law (as defined herein);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into (a) a Lock-Up Agreement with Purchaser and Pubco, which is attached as Exhibit A hereto (each, a “Seller Lock-Up Agreement”), which will become effective as of the Closing; and (b) a Support Agreement with Purchaser, which is attached as Exhibit B hereto (the “Seller Support Agreement”);

WHEREAS, prior to the execution and delivery of this Agreement, Sponsor (as defined herein) and the other parties thereto entered into that certain Letter Agreement Re: Initial Public Offering (the “Letter Agreement”) whereby, among other things, Sponsor and all officers, directors and shareholders of Purchaser immediately prior to the IPO (as defined herein) agreed to not transfer fifty percent (50%) of their Founder Shares or any of their Private Units, Working Capital Units, or Extension Units (each as defined in the Letter Agreement) unless certain conditions (as described in the Letter Agreement) are met;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor has entered into a Support Agreement with the Company and Purchaser, which is attached as Exhibit C hereto (the “Sponsor Support Agreement”);

WHEREAS, the boards of directors or similar governing bodies of each of Purchaser, Pubco, Merger Sub, Tenement SPV and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Companies Act (each as defined herein);

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WHEREAS, for U.S. federal income tax purposes, the parties intend that (a) the SPV Contribution and the Merger will be treated as an integrated transaction qualifying as a transaction described in Section 351(a) of the Code (as defined herein) and the Treasury Regulations promulgated thereunder, and (b) the reclassification of the Reorganization Shares as Pubco Ordinary Shares will be treated as a “recapitalization” described in Section 368(a)(1)(E) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code (“Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), Pubco, Merger Sub and Purchaser shall cause the Merger to be consummated by executing a plan of merger (the “Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Company and Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the Merger effective hereinafter. The Merger shall become effective at the time when the Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act and the certificate of merger is issued by the Cayman Registrar, or such other date specified in the Merger Documents, provided, that such date shall not be a date later than the ninetieth (90th) date after the date of such registration (such effective time, the “Effective Time”).

1.2 Organizational Documents of the Surviving Company. At the Effective Time, the memorandum and articles of association of Purchaser, as in effect immediately prior to the Effective Time, shall be amended and restated (the “Surviving Company Charter”), substantially in the form of the memorandum and articles of association of Purchaser, as in effect immediately prior to the Effective Time, and shall be filed with the Cayman Registrar and once filed, as so amended, will be the memorandum and articles of association of the Surviving Company, and the registered office provider of Merger Sub will be instructed to file a copy of the Surviving Company Charter with the Cayman Registrar pursuant to the Cayman Companies Act.

1.3 Directors and Officers at the Effective Time.

(a) At the Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers as appointed by Pubco, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

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(b) From and after the Effective Time, subject to Section 7.14, the Persons designated by Pubco shall be the officers of Pubco, each such officer to hold office in accordance with Pubco’s Organizational Documents (as defined herein).

1.4 Transaction Expenses.

(a) No later than two (2) Business Days prior to the Closing Date (as defined herein), the Company shall provide to Purchaser a written report setting forth a list of all of the Company Transaction Expenses (as defined herein) (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred prior to and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect the Company’s ability to be reimbursed for any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate, subject to any limitations contained herein.

(b) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, Purchaser shall deliver to the Company written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the Redemption (as defined herein); (ii) a written report setting forth a list of all of the Purchaser Transaction Expenses (as defined herein) (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred prior to and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Purchaser Transaction Expenses Certificate”); and (iii) the aggregate amount of all loans made by Sponsor or any of its Affiliates to Purchaser (A) as of the date of this Agreement, and (B) during the period between the date of this Agreement and the Closing (the “Purchaser Financing Certificate”).

(c) At the Closing, (i) Pubco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 1.4(a), which shall include the respective amounts and wire transfer instructions for the payment thereof, (ii) Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Purchaser Transaction Expenses as set forth in the Purchaser Transaction Expenses Certificate pursuant to Section 1.4(b), and (iii) Purchaser shall repay the outstanding amount due under loans made by Sponsor or any of its Affiliates to Purchaser (the “Sponsor Loan”) in accordance with the Purchaser Financing Certificate. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, any and all of Purchaser’s Expenses and the Sponsor Loan, if any, shall be paid off on or prior to the Closing and after the Closing none of Pubco and its Affiliates (including Purchaser) shall be obligated to pay any Purchaser’s Expenses or the Sponsor Loan.

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(d) Notwithstanding the foregoing and subject to Section 9.3, unless otherwise agreed upon by the Company and Purchaser in writing, in the case of any Extension (as defined herein) during the term of this Agreement, Sponsor shall bear one hundred percent (100%) of the amount that must be deposited in the Trust Account (as defined herein) for any Extension pursuant to the Trust Agreement (the “Extension Fee”), and Purchaser shall procure that such Extension Fee is fully paid on or prior to the Closing.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Issued Securities of Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Purchaser Units. At the Effective Time, (i) each issued and outstanding Purchaser Public Unit shall be automatically detached, and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one Purchaser Right (each as defined herein), and (ii) each issued and outstanding Purchaser Private Unit (as defined herein) shall be automatically detached, and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one Purchaser Right, in each case in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities (as defined herein) shall be converted in accordance with the applicable terms of Section 2.1(b) below.

(b) Purchaser Ordinary Shares. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 2.1(e) below) immediately prior to the Effective Time shall be canceled by virtue of the Merger and converted automatically into the right to receive one Pubco Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of the Surviving Company shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of Purchaser previously representing any such Purchaser Ordinary Share shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Ordinary Shares into which such Purchaser Ordinary Shares shall have been converted in the Merger and as otherwise provided under the Cayman Companies Act.

(c) Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination (as defined herein) in accordance with Purchaser’s Organizational Documents, the IPO Prospectus (as defined herein) and the Rights Agreement (as defined herein) into Purchaser Class A Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Class A Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 2.1(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by applicable Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

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(d) Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Redeemed Shares. Each Purchaser Class A Ordinary Share for which a holder has exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(f) Merger Sub Ordinary Shares. Each Merger Sub Ordinary Share (as defined herein) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share, par value $0.0001 per share, of the Surviving Company.

(g) Seller Representative Shares. Immediately following the issuance of Pubco Ordinary Share to Purchaser Shareholders, any Pubco Ordinary Shares held by Seller Representative shall be surrendered and cancelled.

2.2 No Liability. Notwithstanding anything to the contrary in this Article II, none of the Surviving Company, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser, the Company, Tenement SPV and Merger Sub, the officers and directors of Purchaser, the Company, Tenement SPV and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.4 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.5 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the Purchaser Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by Purchaser Shareholders who have not voted in favor of the Merger and who have given a notice of election to dissent pursuant to Section 238 of the Cayman Companies Act and otherwise complied in all respects with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (collectively the “Purchaser Dissenting Shares”) shall not be converted into, and any such holder of the Purchaser Dissenting Shares shall have no right to receive, any Purchaser Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (except for the right to be paid fair value for the Purchaser Dissenting Shares as granted under the applicable Cayman Companies Act). Any Purchaser Shareholder who prior to the Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Purchaser Dissenting Shares pursuant to Section 238 of the Cayman Companies Act shall be treated in the same manner as a Purchaser Shareholder who did not give a notice of election to dissent pursuant to Section 238 of the Cayman Companies Act.

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(b) Prior to the Effective Time, Purchaser shall give the Company (i) prompt notice of any notices of election to dissent pursuant to Section 238 of the Cayman Companies Act received by Purchaser and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to Section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, Purchaser shall not, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Purchaser Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

ARTICLE III

CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 800 Capitol Street, Suite 2400, Houston, Texas 77002, or at such other place as the Parties may agree in writing, commencing at 9:00 a.m. (Houston time), or by electronic exchange of documents and signatures, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at 9:00 a.m. local time, or at such other date, time or place as Purchaser, Pubco and the Company may agree (such date and time at which the Closing is actually held, the “Closing Date”).

3.2 Reclassification of Reorganization Shares of Company. At the Effective Time, and without any action on the part of any Party or the holders of any of the following securities, all issued and outstanding Reorganization Shares shall be automatically reclassified as Pubco Ordinary Shares. For the avoidance of doubt, such shares will be the same shares and have the same rights before and after the reclassification, and shall not be redeemed or cancelled.

(a) At least three (3) Business Days prior to the Closing Date (the “Company Closing Statement Date”), the Company shall prepare and deliver to Purchaser a statement (the “Company Closing Statement”), signed by an executive officer of the Company, setting forth in good faith as of the Company Closing Statement Date: (i) the aggregate number of Reorganization Shares issued and outstanding; and (ii) a list setting forth, with respect to each Reorganization Shareholder, the name and address of such Reorganization Shareholder, the number and nature of Reorganization Shares owned by such Reorganization Shareholder as of immediately prior to the Effective Time, and the number of Pubco Ordinary Shares to be issued to such Reorganization Shareholder at the Closing. Such Company Closing Statement shall also include (A) a copy of the Company’s good faith estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing upon which such calculations are based, and (B) wire transfer or other applicable delivery instructions for payment of each item of Company Transaction Expenses to be paid at Closing. From and after delivery of the Company Closing Statement until the Closing, the Company shall (i) cooperate with and provide Purchaser and its representatives all information reasonably requested by Purchaser or any of its representatives and within the Company’s or its representatives’ possession or control in connection with Purchaser’s review of the Company Closing Statement, and (ii) consider in good faith any comments to the Company Closing Statement provided by Purchaser, and the Company shall revise such Company Closing Statement to incorporate any changes given such comments.

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(b) Prior to the Effective Time, Pubco shall appoint an exchange agent reasonably acceptable to the Company and Purchaser (in such capacity, the “Exchange Agent”), for the purpose of exchanging (i) Reorganization Shares for a number of Pubco Ordinary Shares, and (ii) Purchaser Ordinary Shares (other than those described in Sections 2.1(e) and 2.5(b) above) for a number of Pubco Ordinary Shares, each in accordance with the provisions of this Agreement and the Merger Documents, as applicable. At or prior to the Effective Time, Pubco shall deposit, or cause to be deposited with the Exchange Agent, that number of Pubco Ordinary Shares, as calculated pursuant to Section 2.1 and the first sentence of Section 3.2 of this Agreement. If the Exchange Agent requires that, as a condition to receive the Pubco Ordinary Shares, any holder of Reorganization Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Effective Time, as the case may be, Pubco shall send, or shall cause the Exchange Agent to send, to each Reorganization Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Purchaser (a “Letter of Transmittal”).

(c) Notwithstanding any other provision of this Section 3.2, any obligation of Pubco under this Agreement to issue Pubco Ordinary Shares to Purchaser Shareholders entitled to Pubco Ordinary Shares shall be satisfied (i) by Pubco issuing such Pubco Ordinary Shares directly to the holders entitled thereto by entering such holders on the register of members maintained by Pubco (or its share registrar) for the Pubco Ordinary Shares, as applicable, and (ii) in the case of any Pubco Ordinary Shares subject to restrictions on sale and/or transfer, by instructing the depositary bank in writing to accept for deposit the restricted Pubco Ordinary Shares in the name(s) and at the address(es) of the holder(s) entitled thereto and affixed with the applicable legends reflecting the restrictions on sale and/or transfer.

(d) Each Reorganization Shareholder shall be entitled to receive such number of Pubco Ordinary Shares, as the case may be, as calculated pursuant to the first sentence of Section 3.2 of this Agreement, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Reorganization Shares (“Company Certificates” (or a Lost Certificate Affidavit) (as defined herein)), and (ii) a properly completed and duly executed Letter of Transmittal (if required) (the documents to be submitted to the Exchange Agent pursuant to this sentence, as applicable, may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive such number of Pubco Ordinary Shares as calculated pursuant to the first sentence of Section 3.2 of this Agreement (as evidenced by the Company Certificate).

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(e) If any Pubco Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) in the case of Reorganization Shares, the transfer of such Reorganization Shares shall have been permitted in accordance with the terms of the Organizational Documents of the Company and in case of Purchaser Ordinary Shares, the transfer of such Purchaser Ordinary Shares shall have been permitted in accordance with the Organizational Documents of Purchaser; (ii) the Company Certificate so surrendered be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer; (iii) the recipient of such Pubco Ordinary Shares, or the Person in whose name such Pubco Ordinary Shares is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent; and (iv) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Purchaser Shareholder or Reorganization Shareholder, as applicable, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco, Purchaser or the Surviving Company with respect to the Reorganization Shares or Purchaser Ordinary Shares, as applicable, represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 3.2(f) shall, unless the context otherwise requires, be treated as a Company Certificate for all purposes of this Agreement. Pubco or its Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) After the Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Reorganization Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, the register of members of the Surviving Company shall be closed, and thereafter there shall be no further registration on the register of members of Purchaser of transfers of Purchaser Ordinary Shares that were issued and outstanding immediately prior to the Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Reorganization Shares or Purchaser Ordinary Shares that were issued and outstanding immediately prior to the Effective Time in either case until the holders of record of such Reorganization Shares or Purchaser Ordinary Shares (as applicable) shall have provided the applicable Transmittal Documents. Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Pubco Ordinary Shares and the amount of any such dividends or other distributions with a record date after the Effective Time, as applicable, theretofore paid with respect to such Pubco Ordinary Shares.

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(h) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Purchaser Ordinary Shares or Reorganization Shares, as applicable, represented by such Company Certificates, provided that any restrictions on the sale and transfer of such Reorganization Shares or Purchaser Ordinary Shares shall also apply to the Pubco Ordinary Shares so issued in exchange, as applicable. Any portion of the Pubco Ordinary Shares made available to the Exchange Agent pursuant to Section 3.2(b) that remains unclaimed by Purchaser Shareholders or Reorganization Shareholders one (1) year after the Effective Time shall be returned to Pubco, upon demand, and any such Purchaser Shareholder or Reorganization Shareholder, as applicable, who has not exchanged its Purchaser Ordinary Shares or Reorganization Shares, as applicable, for the applicable portion of Pubco Ordinary Shares in accordance with this Section 3.2 prior to that time shall thereafter look only to Pubco for payment of the applicable Pubco Ordinary Shares, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding anything to the contrary in this Agreement, none of Tenement SPV, the Surviving Company, Pubco or any other party hereto or any representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by virtue of this Agreement or the transactions contemplated hereby, and each holder of Purchaser Ordinary Shares or Reorganization Shares, as applicable who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all Pubco Ordinary Shares to which such holder otherwise would be entitled) shall instead have the number of Pubco Ordinary Shares issued to such holder down to the nearest whole share. Such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Pubco.

3.3 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser, Pubco, the Company, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Pubco or any party acting on its behalf determines that any payment hereunder is subject to deduction and/or withholding (other than any payment that is treated as compensation for applicable tax purposes), then Pubco shall (a) provide written notice to the recipient of such payment as soon as reasonably practicable after such determination, and (b) consult and cooperate with the recipient of such payment reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority (as defined herein), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

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3.4 Transfer Taxes. Each Party shall bear and pay any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (“Transfer Taxes”) incurred by or imposed on such Party in connection with the Transactions. The Parties shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes. The Parties agree to reasonably cooperate to (a) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes, and (b) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and accepted by Pubco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports (as defined herein) that are available on the SEC’s website through the SEC’s Electronic Data Gathering Analysis and Retrieval system database (“EDGAR”) no later than 5:30 p.m. on the day immediately before the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding any disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), including but not limited to those contained in the sections captioned “Forward-Looking Statements” and “Risk Factors”, Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company, including through EDGAR, accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval (as defined herein). The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. Purchaser’s board of directors, either (i) at a duly called and held meeting, or (ii) by way of written resolution, has unanimously (A) determined that this Agreement and the Transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser Shareholders in accordance with the Cayman Companies Act, (B) approved and adopted this Agreement, (C) recommended that Purchaser Shareholders vote in favor of the approval of this Agreement, the Merger, and the other Purchaser Shareholder Approval Matters (as defined herein) in accordance with the Cayman Companies Act (the “Purchaser Recommendation”), and (D) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to Purchaser Shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

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4.3 Governmental Approvals. Except as otherwise described in Section 4.3 of the Purchaser Disclosure Schedules, no Consent (as defined herein) of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the Transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain such Consents or to make such filings or notifications, would individually or in the aggregate, be immaterial to Purchaser and would not be reasonably expected to adversely affect Purchaser’s ability to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.4 Non-Contravention. Except as otherwise described in Section 4.4 of the Purchaser Disclosure Schedules, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the Transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien (as defined herein)) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract (as defined herein), except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect (as defined herein) on Purchaser.

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4.5 Capitalization.

(a) Purchaser is authorized to issue 445,000,000 Purchaser Class A Ordinary Shares (as defined herein), 50,000,000 Purchaser Class B Ordinary Shares (as defined herein), and 5,000,000 preferred shares, par value $0.0001, none of which preferred shares are issued and outstanding. As of the date of this Agreement, the number of issued and outstanding Purchaser Securities is set forth hereto in Section 4.5(a) of the Purchaser Disclosure Schedules. All outstanding shares of Purchaser Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Cayman Islands, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party, and (ii) except as set forth in Section 4.5(b) of the Purchaser Disclosure Schedules, are free and clear of all Liens (as defined herein) and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Securities). None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries (as defined herein) or own any equity interests in any other Person.

(b) Except as set forth in Section 4.5(a) or Section 4.5(b) of the Purchaser Disclosure Schedules there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness (as defined herein) having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser, (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 4.5(b) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

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(c) As of the date hereof, Purchaser does not have any Indebtedness except (i) as set forth in Section 4.5(c) of the Purchaser Disclosure Schedules, (ii) the Extension Loans (as defined herein), and (iii) the Working Capital Loans (as defined herein). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO (as defined herein), has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii), and (iii) above, to the extent publicly available through EDGAR, are, collectively, the “SEC Reports”), and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (as defined herein) or the SEC Reports) to Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors (the “SEC SPAC Accounting Changes”), the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) As of the date of this Agreement, (i) the Purchaser Units, the Purchaser Class A Ordinary Shares, and the Purchaser Rights are listed on Nasdaq, (ii) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions (as defined herein) pending or, to the Knowledge (as defined herein) of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, (iv) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq, and (v) except as set forth in Section 4.6(b) of the Purchaser Disclosure Schedules, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.

(c) Except for the SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved, (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Purchaser has no Liability or obligation absolute or contingent, individually or in the aggregate, liquidated or unliquidated, asserted or unasserted or otherwise, that would be required to be set forth on a consolidated balance sheet of Purchaser prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities under Contracts (as defined herein) incurred in the ordinary course of Purchaser’s business which amount are less than $300,000 (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (ii) Purchaser’s Expenses, (iii) obligations incurred by Purchaser pursuant to the express provisions of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (iv) obligations and liabilities reflected, or reserved against, in the Purchaser Financials or as set forth in Section 4.6(d) of the Purchaser Disclosure Schedules. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Except as set forth in Section 4.6(e) of the Purchaser Disclosure Schedules, since the IPO, Purchaser has not received from its independent auditors any notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser, or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

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(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, Purchaser has established and maintained (i) a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP, and (ii) disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser and Purchaser has not taken any action prohibited by Section 402 of SOX.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Section 4.7 of the Purchaser Disclosure Schedules, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since the closing of the IPO, has not been subject to a Material Adverse Effect, and (c) not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.3.

4.8 Compliance with Laws. Purchaser has, since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser taken as a whole, since its incorporation date, (a) Purchaser has not been subjected to, or received written notice alleging any material violation of applicable Law respect by Purchaser or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, and (b) Purchaser is not and has not been in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to Purchaser’s Knowledge, threatened Action to which Purchaser or any property or asset of Purchaser is subject which would or would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

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4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes due and payable (whether or not shown on any Tax Return), other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the ordinary course of business. Purchaser (i) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open, and (ii) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Purchaser, for any Taxes of Purchaser as of the date of such financial statements that have not been paid.

(b) Purchaser has not (i) been a party to or received any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open, and (ii) failed to provide adequate reserves in accordance with GAAP for any Taxes of Purchaser as of the date of such financial statements that have not been paid.

(c) Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years. Purchaser (i) is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor, (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, and (iii) is not a party to or bound by any Tax Sharing Agreement (as defined herein). Purchaser has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), any similar provision of applicable Law, or U.K. disclosure of tax avoidance schemes legislation.

(d) Purchaser will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by Purchaser prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by Purchaser prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of Purchaser for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by the Company or its Subsidiaries prior to the Closing.

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(e) Purchaser has not claimed any Tax credit under Section 2301 of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(f) Purchaser is resident for net income tax purposes solely in the country in which it is incorporated (and political subdivisions thereof). Purchaser does not have a permanent establishment or branch for net income tax purposes outside the country of its incorporation.

(g) Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liabilities or refund.

(h) Purchaser has not taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To Purchaser’s Knowledge, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(i) Other than interest income earned on the Trust Account, Purchaser will not have any attributable income (for the purposes of Australia’s “controlled foreign company rules”) referrable to any period, or part period, prior to Closing in respect of the “statutory accounting period” (for the purposes of Australia’s “controlled foreign company rules”) in which Closing occurs.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees, or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Other than reimbursement of any out-of-pocket expenses incurred by Purchaser’s officers and directors in connection with activities on Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by Purchaser outside of the Trust Account, Purchaser has no unsatisfied material liability with respect to any officer or director. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefit.

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4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any Intellectual Property (as defined herein). Purchaser does not own or lease any material real property or Personal Property (as defined herein).

4.13 Material Contracts.

(a) Except as set forth in Section 4.13 of the Purchaser Disclosure Schedules and those available on the SEC’s website through EDGAR, other than this Agreement, the Ancillary Documents, and the promissory notes evidencing any Extension Loan or Working Capital Loan, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $10,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser or any of its Affiliates, or restricts in any material respect the ability of Purchaser or any of its Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to Purchaser’s Knowledge, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to Purchaser’s Knowledge, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements, other than those disclosed in the SEC Reports, that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

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4.16 Finders and Brokers. Except as disclosed in the SEC Reports and set forth in Section 4.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Section 4.16 of the Purchaser Disclosure Schedules shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due, except for those disclosed in the SEC Reports.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment, or (iv) since the incorporation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to Purchaser’s Knowledge, threatened.

(c) None of Purchaser or any of its directors or officers, or, to Purchaser’s Knowledge, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise Controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18 Insurance. Section 4.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company other than those disclosed in the SEC Reports. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to Purchaser’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

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4.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement (as defined herein); or (c) in the Proxy Statement (as defined herein), mailings or other distributions to Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release (each as defined herein) will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

4.20 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and the Acquisition Entities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and the Acquisition Entities for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Target Companies and the Acquisition Entities set forth in this Agreement (including the related portions of the Company Disclosure Schedules (as defined herein)) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Target Companies and the Acquisition Entities for the Registration Statement; and (b) none of the Company and its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

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4.21 Trust Account. As of the date of this Agreement, Purchaser had an amount of assets in the Trust Account of no less than $89,523,569.03. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to Purchaser’s Knowledge, that would entitle any Person (other than (i) in respect of Deferred Underwriting Commissions (as defined herein) set forth in Section 4.21 of the Purchaser Disclosure Schedules or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination, or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to Purchaser’s Knowledge, threatened with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Purchaser shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Purchaser as promptly as practicable, the funds held in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Purchaser due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to holders of Purchaser Public Units who exercises such holder’s redemption rights in accordance with Purchaser’s Organizational Documents with respect to its Purchaser Class A Ordinary Shares in connection with the Transactions contemplated hereby, (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (c) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law.

4.22 Registration and Listing. The issued and outstanding Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PGACU.” The issued and outstanding shares of Purchaser Class A Ordinary Shares that were included as part of the Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PGAC.” The issued and outstanding Purchaser Rights that were included as part of the Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “PGACR.” As of the date of this Agreement, Purchaser has not received notice from Nasdaq that it is not currently in compliance with applicable continued listing requirements related to the Purchaser Securities. None of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, the Purchaser Class A Ordinary Shares or the Purchaser Rights under the Exchange Act.

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4.23 Termination of Prior Merger Agreements. As of the date of this Agreement, other than this Agreement, Purchaser is not a party to or subject or otherwise bound by any Contract related to merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (each such Contract, a “Prior Merger Agreement”), or any amendment of any such Prior Merger Agreement from time to time, or any ancillary documents entered into by Purchaser in connection with the transactions contemplated under the foregoing.

4.24 PIPE Investment. As of the date of this Agreement, other than with respect to the PIPE Investment (as defined herein), this Agreement and the Ancillary Documents (with respect to Sponsor and Purchaser), there are no other agreements, side letters, or arrangements between Purchaser or Sponsor, on one side, or any potential investor in the PIPE Investment and/or any other Person, on the other side, relating to the PIPE Investment, the Transactions contemplated thereby, or any investment by any potential investor in the PIPE Investment or in Purchaser, Pubco or the Company, including any agreements, side letters, or other arrangements. Other than with respect to the PIPE Investment, Purchaser has not entered into any side letters or other arrangements that result in conditions precedent or contingencies to the obligations of the parties under the subscription agreement for the PIPE Investment. Purchaser is not in material breach of any of its representations or warranties, or terms or conditions set forth in any of the subscription agreements entered into in connection with the PIPE Investment.

4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV or otherwise provided or pursuant to the applicable Law, Purchaser hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Purchaser. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Purchaser has not made or does not make, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

4.26 Australian Real Property. Purchaser warrants that it does not, whether directly or indirectly through downstream entities, hold any interests in Australian real property, including (but not limited to) freehold and leasehold interests, fixtures, and items fixed to land regardless of whether they are fixtures at law in any Australian jurisdiction.

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4.27 Australian Stamp Duty Relief. Where any Australian stamp duty concession or exemption or other relief (including but not limited to corporate reconstruction relief) has been granted by any Governmental Authority in respect of any transaction to which Purchaser was a party, that transaction was carried out in accordance with the conditions for such stamp duty concession or exemption or other relief. No event has occurred or will occur as a result of anything provided for in this Agreement or a Merger Document, including entry into this Agreement and completion of the Merger, that may result in Australian stamp duty becoming payable in respect of any transaction for which the stamp duty concession, exemption or other relief was given. For the avoidance of doubt, this Section 4.27 does not apply to any Australian stamp duty relief granted in respect of the Reorganization Documents or any agreement or transaction contemplated under the Reorganization Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Each of the Acquisition Entities represent and warrant to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each of the Acquisition Entities is an exempted company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Acquisition Entities has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Acquisition Entities is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Acquisition Entities have heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of the Acquisition Entities, each as currently in effect. No Acquisition Entity is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to the filing of the Merger Documents and the receipt of the requisite shareholder approvals required under the applicable Law of the Cayman Islands, (i) each of the Acquisition Entities has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, and (ii) the execution and delivery of this Agreement and each Ancillary Document to which each of the Acquisition Entities is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Merger Documents and the Amended Pubco Charter), on the part of the Acquisition Entities are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of the Acquisition Entities is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Acquisition Entities is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

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5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Acquisition Entities is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which the Acquisition Entities is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement or as required under the applicable Law of the Cayman Islands, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the Transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco’s ability to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

5.4 Non-Contravention. Neither of the Acquisition Entities is in violation of any term of its respective Organizational Documents or any applicable Laws. Neither of the Acquisition Entities is in violation of any term or provision of any Order of a Governmental Authority by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of any of the Acquisition Entities to enter into this Agreement and the Ancillary Documents and to consummate the Transactions. The execution and delivery by the Acquisition Entities of this Agreement and each Ancillary Document to which the Acquisition Entities is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b), or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

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5.5 Capitalization. As of the date hereof, (a) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, and owned by Seller Representative, and (b) Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one (1) share is issued and outstanding and owned by Pubco. Immediately following the Reorganization, (a) Pubco will be authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share will be issued and outstanding, and owned by Seller Representative and eighteen million (18,000,000) Pubco Ordinary Shares will be issued and outstanding, and owned by the Company, and (b) Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one (1) share is issued and outstanding and owned by Pubco. Prior to giving effect to the Transactions contemplated by this Agreement, other than Tenement SPV and Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. The issued and outstanding Pubco Ordinary Shares and the Merger Sub Ordinary Shares and any Pubco Ordinary Shares and Merger Sub Ordinary Shares that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Organizational Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract. Except (a) as set forth in Section 5.5, including any Pubco Ordinary Shares and Merger Sub Ordinary Shares that will be issued pursuant to the Transactions, and (b) pursuant to any subscription agreements entered into in connection with a PIPE Investment, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Acquisition Entities of any shares of any of the Acquisition Entities, or any other Contracts to which any of the Acquisition Entities is a party or by which any of them is bound obligating Purchaser to issue or sell any shares of, other equity securities in, or debt securities of any of the Acquisition Entities. Pubco does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub and, as of the Closing Date, Purchaser and the Surviving Company. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

5.6 Activities of the Acquisition Entities. Each of the Acquisition Entities was formed solely for the purpose of effectuating the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions or the Reorganization. Since their formation or incorporation (as applicable), (a) there has not been, individually or in the aggregate, a Material Adverse Effect on the ability of any of the Acquisition Entities to enter into this Agreement and the Ancillary Documents and to consummate the Transactions, and (b) the Acquisition Entities have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Tenement SPV and Merger Sub) and have no assets or Liabilities except those incurred in connection with the Reorganization, this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, the Acquisition Entities are not party to or bound by any Contract.

5.7 Actions. There are no Actions pending or threatened in writing against the Acquisition Entities. There is no judgment or award unsatisfied against the Acquisition Entities, nor is there any Order in effect and binding on any of the Acquisition Entities or any of their assets or properties that has, individually or in the aggregate, a Material Adverse Effect on the ability of either of the Acquisition Entities to enter into this Agreement or the Ancillary Documents or to consummate the Transactions.

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5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of the Acquisition Entities.

5.9 Investment Company Act. None of the Acquisition Entities is an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meanings of the Investment Company Act.

5.10 Intended Tax Treatment. Neither of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Pubco has no plan or intention to liquidate Purchaser or the Surviving Company (or to cause Purchaser or the Surviving Company to liquidate for federal income tax purposes) following the Transactions.

5.11 Information Supplied. None of the information supplied or to be supplied by the Acquisition Entities expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement, mailings or other distributions to Purchaser Shareholders or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Acquisition Entities expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Acquisition Entities makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

5.12 Independent Investigation. Each of the Acquisition Entities has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of the Acquisition Entities acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and Purchaser Disclosure Schedules) and in any certificate delivered to the Acquisition Entities pursuant hereto, and the information provided by or on behalf of the Company or Purchaser for the Registration Statement; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to the Acquisition Entities pursuant hereto.

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5.13 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, the Acquisition Entities hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Acquisition Entities, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, the Acquisition Entities, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of the Acquisition Entities nor any other person on behalf of the Acquisition Entities has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Acquisition Entities (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE TARGET COMPANIES

Except as set forth in the disclosure schedules delivered by the Company and the Target Companies to, and accepted by, Purchaser on the date hereof (the “Company Disclosure Schedules,” together with the Purchaser Disclosure Schedules, the “Disclosure Schedules”), each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced, the Company and Tenement SPV hereby represent and warrant to Purchaser as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is an Australian proprietary company limited by shares duly organized, validly existing and in good standing under the Laws of Australia and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Target Companies is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company and the Target Companies. Each of the Company and the Target Companies has provided to Purchaser accurate and complete copies of their respective Organizational Documents, each as amended to date and as currently in effect. Neither the Company nor any Target Company is in violation of any provision of its Organizational Documents.

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6.2 Authorization; Binding Agreement. The Company and each of the Target Companies has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s and each Target Company’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company and each Target Company is or is required to be a party and the consummation of the Transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors of the Company or Target Company, as the case may be, (if applicable) in accordance with the Organizational Documents of the Company or the Target Company, as the case may be, and any other applicable Law, and (b) no other corporate proceedings on the part of the Company of any Target Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby (other than the Company Shareholders Approval (as defined herein) and the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Other than the Company Shareholders Approval, there is no consent required of the holders of any class or series of the Company’s securities or other Company shareholders to approve the Mergers or the Transactions contemplated by this Agreement.

6.3 Capitalization.

(a) As of the date hereof, the issued and outstanding capital shares of Tenement SPV consists of one (1) fully paid ordinary share. Immediately following the Reorganization, Pubco will be the sole shareholder of Tenement SPV.

(b) As of the date hereof, except as set forth in Section 6.3(b) of the Company Disclosure Schedules, no Target Companies have, and no Target Company has had since its formation, any stock option or other equity incentive plans. Except as set forth in Section 6.3(b) of the Company Disclosure Schedules, there are no outstanding securities of any Target Company that are convertible into equity securities of such Target Company, and there are no outstanding preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which any Target Company is a party or bound relating to any equity securities of such Target Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Target Company. Except as set forth in Section 6.3(b)of the Company Disclosure Schedules there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the equity interests of any Target Company. Except as set forth in the Company Disclosure Schedules, there are no outstanding contractual obligations of any Target Company to repurchase, redeem or otherwise acquire any of their respective equity interests or securities. No Target Company has granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Target Companies have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions contemplated by this Agreement, no equity interests of any Target Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of any Target Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as previously disclosed by the Company or Target Companies, the transactions contemplated by the Reorganization Documents, or as set forth in Section 6.3(c) of the Company Disclosure Schedules, since January 1, 2025, no Target Company has declared or paid any distribution or dividend in respect of their respective equity interests and has not repurchased, redeemed or otherwise acquired any of their respective equity interests, and the board of directors of the Target Companies has not authorized any of the foregoing. The only shares of Tenement SPV that will be outstanding immediately after the Closing will be such share(s) owned by Pubco following the consummation of the Reorganization.

6.4 Target Companies; Investments.

(a) Section 6.4(a) of the Company Disclosure Schedules sets forth the corporate structure chart specifying all Target Companies, and with respect to each Target Company, (i) its jurisdiction of organization, and (ii) the record holders of its shares or equity interests thereof. Except as set forth in Section 6.4(a) of the Company Disclosure Schedules, all of the outstanding equity securities of each Target Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Target Company’s Organizational Documents). Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, there are no Contracts to which the Company or any Target Company or any of their respective Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Target Company other than the Organizational Documents of any such Target Company. Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Target Company is a party, or which are binding upon any Target Company providing for the issuance or redemption of any equity interests of any Target Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Target Company. No Target Company has any limitation, whether by Order or applicable Law, on its ability to make any distributions or dividends to its equityholders or repay any debt owed to another Target Company. Except for the equity interests of the Target Companies listed in Section 6.4(a) of the Company Disclosure Schedules, the Company does not own, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Section 6.4(a) or Section 6.4(b) of the Company Disclosure Schedules, no Target Company is a participant in any joint venture, partnership or similar arrangement. Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, there are no outstanding contractual obligations of a Target Company to provide funds to, or make any loan or capital contribution to, any other Person.

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(b) Section 6.4(b) of the Company Disclosure Schedules sets forth the corporate structure chart specifying all Investments (as defined herein) of the Target Companies, and with respect to each Investment (i) its jurisdiction of organization, and (ii) the record holders of such Investment. Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, all of the outstanding equity securities owned, beneficially or of record by the Target Companies of each Investment of the Target Companies are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Investment’s Organizational Documents). There are no Contracts to which the Target Companies is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Investment of the Target Companies other than the Organizational Documents of any such Investment. Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, to the Company’s Knowledge, no Investment of the Target Companies has any limitation, by Order or applicable Law, on its ability to make any distributions or dividends to its equityholders or repay any debt owed to another Target Company.

6.5 Governmental Approvals. Except as otherwise described in Section 6.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company or any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company or any Target Company of this Agreement or any Ancillary Documents or the consummation by the Company or any Target Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement or otherwise in accordance with the Cayman Companies Act, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Company or any of the Target Companies, taken as a whole, or the ability of the Company or any Target Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. None of the Target Companies is in material violation of any term of its Organizational Documents. None of the Target Companies is in violation of any term or provision of any Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any of the Target Companies, taken as a whole. Except as otherwise described in Section 6.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract (as defined herein), except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party.

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6.7 Financial Statements.

(a) Except as and to the extent previously disclosed by the Company or Target Companies, the Target Companies do not have any Indebtedness of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) obligations for future performance under any contract to which any Target Company is a party, or (ii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Target Companies taken as a whole. Except as disclosed in Section 6.7(a) of the Company Disclosure Schedules, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(b) No Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that were either (i) previously disclosed by the Company or Target Companies, or (ii) not material (other than Liabilities for breach of any Contract or violation of any Law).

(c) All financial projections with respect to the Target Companies are prepared in good faith, subject to assumptions specified therein.

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6.8 Absence of Certain Changes. Except as set forth in Section 6.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or as contemplated by the Reorganization, each Target Company: (a) has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect, (c) has not sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems (as defined herein)) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than any of the Target Companies and other than non-exclusive licenses in the ordinary course of its business, and (d) has not taken any action or committed or agreed to take any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.

6.9 Compliance with Laws. Except as set forth in Section 6.9 of the Company Disclosure Schedules, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, for the past four (4) years, any written or, to the Company’s Knowledge, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws in all material respects by which it is or any of its properties, assets, employee, businesses or operations are or were bound or affected, except, in each case, for any such conflicts, non-compliance, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect to the Target Company taken as a whole.

6.10 Company Permits. Except as described in Section 6.10 of the Company Disclosure Schedules, each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Material Adverse Effect to the Target Companies taken as a whole. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any Company Permit except for any such violations that would not have or would not reasonably be expected to have a Material Adverse Effect to the Target Companies, and no Target Company has received any written or, to the Company’s Knowledge, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11 Litigation. Except as described in Section 6.11 of the Company Disclosure Schedules, there is no: (a) Action of any nature pending or, to the Company’s Knowledge, currently threatened against any of the Target Companies or their respective assets or properties in the past three (3) years; (b) Action initiated by any of the Company or any of the Target Companies currently pending or which any of the Target Companies currently intends to initiate, except, it has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or any of the Target Companies; or (c) Order now pending or outstanding or that was rendered by a Governmental Authority for the past three (3) years, in either case by or against any Target Company, its business, equity securities or assets. None of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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6.12 Material Contracts.

(a) Section 6.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company and the Target Companies have made available to Purchaser, true, correct, and complete copies of each Contract (subject to redactions only to the extent necessary to avoid disclosure of any confidential and proprietary information of the Target Companies) currently in effect to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth in Section 6.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of any Target Company to (A) compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses, or (B) purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), including financial instruments of indenture or security instruments (typically interest-bearing) such as notes mortgages, loans and lines of credit, of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

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(vii) involves payment by the Target Companies in excess of $500,000 or is with any of the Top Vendors (as defined herein) (if any);

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Effective Time in excess of $100,000;

(ix) is between any (A) Target Company, and (B) any directors, officers or employees of a Target Company (other than employment, consulting service, non-competition and non-solicitation, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business), including all severance and indemnification agreements, or any Related Person (as defined herein);

(x) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xi) relates to a settlement of any Action for an amount greater than $500,000 entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations); or

(xii) in the Company’s determination, will be required to be filed with the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K if the Company was the registrant.

(b) Except as disclosed in Section 6.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Company’s Knowledge, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract or constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any Target Company or to a loss of any material benefit to which any Target Company is entitled under any provision of any Company Material Contract; (iii) no Target Company is in material breach or default in any material respect, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Company’s Knowledge, no other party to such Company Material Contract is in material breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of termination by any party to any such Company Material Contract to terminate such Company Material Contract or materially amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, in any material respect; (vi) no Target Company has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Company Material Contracts, or granted any power of attorney with respect thereto; and (vii) no Target Company has waived any material rights under any such Company Material Contract.

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(c) None of the Company Material Contracts impose any non-competition covenants that may be binding on, or restrict the business of any Target Companies or require any payments by or with respect to Purchaser or any of its Affiliates. Each of the Target Companies is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness. Each of the transactions contemplated under the Company Material Contracts is (i) arms-length transaction with fair market price, or (ii) a transaction duly approved by the board of directors in accordance with the Organizational Documents of the Target Companies.

6.13 Intellectual Property. Except as set forth in Section 6.13 of the Company Disclosure Schedules, no Target Company owns, as of the date hereof, any Intellectual Property.

6.14 Taxes and Returns. Except as set forth in Section 6.14 of the Company Disclosure Schedules:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes due and payable (whether or not shown on any Tax Return), other than such Taxes for which adequate reserves have been established in accordance with GAAP.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and there is no reasonable basis for the assertion of any such Action against a Target Company.

(c) There are no claims, assessments, audits, examinations, investigations or other Actions pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due to any Tax Return outside the ordinary course of business.

(f) No Target Company has (i) any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open, and (ii) failed to provide adequate reserves in accordance with GAAP for any Taxes of the Target Companies as of the date of such financial statements that have not been paid.

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(g) No Target Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years. No Target Company (i) is liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor, (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for Tax purposes (other than an income tax consolidated group, or a GST group that will be formed after the date of this Agreement for Australian Tax purposes), and (iii) has been party to or bound by any Tax Sharing Agreement (other than Tax Sharing Agreements between Company and Tenement SPV which cover certain Australian Taxes). No Target Company has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), any similar provision of applicable Law, or U.K. disclosure of tax avoidance schemes legislation.

(h) No Target Company will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by such Target Company prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by such Target Company prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of such Target Company for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by such Target Company prior to the Closing.

(i) No Target Company has claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(j) Each Target Company is resident for income tax or net income tax purposes solely in the country in which it is incorporated (and political subdivisions thereof). No Target Company has a permanent establishment or branch for income tax or net income tax purposes outside the country of its incorporation.

(k) Since the date of its incorporation, no Target Company has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement with a revenue authority affecting or otherwise settled or compromised any material Tax Liabilities or refund.

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(l) None of the Target Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) At the Closing Date, no Target Company is actually or contingently liable to pay any amount in connection with a group liability (as defined in section 721-10 of the Tax Act (1997) (as defined herein)) of a consolidated group (as defined in section 703-5 of the Tax Act (1997)) or an indirect tax amount (as defined in section 444-90 of Schedule 1 of the Tax Admin Act (1953) (as defined herein)) of a GST group (as defined in section 48-5 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth)).

(n) At the Closing Date, no Target Company is actually or contingently liable to pay any amount under or in connection with a Tax Sharing Agreement.

(o) At the date of entry into, and the date of completion of, the Share Sale Agreement, the MLA and the Records are the only property that Tenement SPV holds or will ever have held.

(p) Each of the Asset Sale Agreement and Share Sale Agreement will include a provision requiring the Company to pay all stamp or transaction duty or similar charge (including fines, penalties and interest) payable on the Asset Sale Agreement or Share Sale Agreement (as relevant) and any document or transaction contemplated by that agreement.

6.15 Real Property. Section 6.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of such Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Company’s Knowledge, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Company’s Knowledge, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition, except as would not, individually or in the aggregate, be material to any Target Company. No Target Company owns any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned by a Target Company with a book value or fair market value of greater than $500,000 is in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. Except as described in Section 6.16 of the Company Disclosure Schedules, the operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

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6.17 Title to and Sufficiency of Assets. Except as set forth in Section 6.17 of the Company Disclosure Schedules, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, (except, in each case, as such enforcement may be limited by the Enforceability Exceptions) free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, and (c) Liens specifically identified on such Target Company’s financial statements, except for where the failure to have such good title or valid leasehold interests would not be material to such Target Company. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18 Employee Matters. Except as set forth in Section 6.18 of the Company Disclosure Schedules, no Target Company (a) has any employees, consultants, or independent contractors, (b) is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees.

6.19 Benefit Plans. Except as forth in Section 6.19 of the Company Disclosure Schedules, (a) no Target Company has entered into any Foreign Plan (each, a “Company Benefit Plan”), and (b) no Target Company has within the past ten (10) years maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

6.20 Environmental Matters. Except as set forth in Section 6.20 of the Company Disclosure Schedules:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

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(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled, or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(e) To the Company’s Knowledge, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

(f) To the Company’s Knowledge, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently owned, leased, or operated properties of any Target Company.

6.21 Transactions with Related Persons. Except (a) as set forth in Section 6.21 of the Company Disclosure Schedules, (b) any Company Benefit Plan or any share option or other equity incentive plans as set forth in Section 6.3(b) of the Company Disclosure Schedules, (c) the employment relationships and the payment of compensation, benefits and expense reimbursements, and (d) advances in the ordinary course of business, no Target Company nor any officer, director, manager, employee of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, in each case involving obligations of, or payments to, such Target Company in an amount exceeding $100,000, including any Contract (i) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (ii) providing for the rental of real property or Personal Property from, or (iii) otherwise requiring payments to or from (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer or director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than ten percent (10%) of the outstanding voting power or economic interest of a company) in each case, other than any Ancillary Document. Except as set forth in Section 6.21 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company, in each case involving obligations of, or payments to, such Target Company. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or material commitment to any Related Person.

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6.22 Insurance. No Target Company holds any insurance policies with respect to its business, properties, assets, directors, officers, or employees.

6.23 Certain Business Practices.

(a) Since its formation no Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, or (iii) made any other unlawful payment. Since its formation no Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) Since its formation, the operations of each Target Company are and have been conducted at all times in compliance in all material respects with anti-money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company, or to the Knowledge of the Company, any of their respective directors, officers or employees authorized to act on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise Controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

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6.24 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

6.25 Finders and Brokers. Except as set forth in Section 6.25 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.26 Books and Records. The minute books of each of the Target Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company shareholders, the board of directors or similar governing body of the Company (the “Company Board”) or the Target Companies’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Target Companies’ board of directors (or similar governing body), as applicable. The registers of members of each of the Target Companies are complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Target Companies.

6.27 Takeover Statutes and Charter Provisions. Except as set forth in Section 6.27 of the Company Disclosure Schedules, (a) the Company Board has taken all commercially reasonable efforts, so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions, and no such restriction have heretofore been applicable to any acquisition, disposition, recapitalization or restructuring of the Company or its business or any of the Target Companies; (b) as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Target Companies in connection with this Agreement or the Transactions, and no such restriction have heretofore been applicable to any acquisition, disposition, recapitalization or restructuring of the Company or its business or any of the Target Companies; and (c) as of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Target Companies is subject, party or otherwise bound.

6.28 Powers of Attorney. Except as set forth in Section 6.28 of the Company Disclosure Schedules, the Company and the Target Companies do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

6.29 Information Supplied. None of the information supplied or to be supplied by the Company or Tenement SPV expressly for inclusion or incorporation by reference: (a) in any report on Form 6-K or Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the Proxy Statement, mailings or other distributions to Purchaser Shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company or Tenement SPV expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the neither the Company nor Tenement SPV makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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6.30 Board Approval. The Company Board (including any required committee or subgroup of such board) and the Board of Directors of each Target Company has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions contemplated by this Agreement, (b) determined that the Transactions contemplated hereby are in the best interests of the Company shareholders, and (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals (as defined herein), recommended that the Company shareholders approve, authorize and adopt this Agreement, the Mergers and the other Transactions and the Company Shareholders Approval.

6.31 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and the Acquisition Entities and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser and the Acquisition Entities for such purpose. The Company and Tenement SPV acknowledge and agree that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser and the Acquisition Entities set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser and the Acquisition Entities for the Registration Statement; and (b) none of Purchaser, the Acquisition Entities or their respective Representatives have made any representation or warranty as to Purchaser and the Acquisition Entities or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto. The Company and Tenement SPV acknowledge that the Company, Tenement SPV and their respective Representatives have been provided with full and complete access to the Representatives, books and records of Purchaser and other information that they have requested in connection with their investigation of Purchaser and the Transactions. Except as provided in Article IV, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Purchaser, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Purchaser as conducted after the Closing, as contained in any materials provided by Purchaser or any of its Affiliates or any of their respective shareholders, partners, members or Representatives or otherwise.

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6.32 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI, the Company has not made or does not make any representation or warranty, whether express or implied. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company has not made and does not make any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII

COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Target Companies and the Acquisition Entities shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies or the Acquisition Entities as Purchaser or its Representatives may reasonably request regarding the Target Companies or the Acquisition Entities and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, the Target Companies, and the Acquisition Entities to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or the Acquisition Entities.

(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company and the Acquisition Entities and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company and the Acquisition Entities or their respective Representatives may reasonably request regarding Purchaser and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws), and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company and the Acquisition Entities and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

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7.2 Conduct of Business of the Target Companies and the Acquisition Entities.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement, the Reorganization Documents, or any Ancillary Document or as set forth in Section 7.2 of the Company Disclosure Schedules, or as required by applicable Law, the Company and the Acquisition Entities shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with in all material respects all Laws applicable to the Target Companies, the Acquisition Entities and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective current officers and key employees, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice (except in the case of Tenement SPV, where references to past practice shall be read as references to the Company’s past practice).

(b) Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement, the Reorganization Documents, or any Ancillary Document (including in connection with any PIPE Investment), as set forth in the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company and the Acquisition Entities shall, and each shall cause its Subsidiaries to:

(i) terminate, amend, or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, provided that the increase to share capital of any Target Company in the ordinary course of business shall not require the consent of Purchaser awards;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities provided that any intra-group transfer of equity interests or securities of the Target Companies shall not require the consent of Purchaser;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $300,000 individually or $1,000,000 in the aggregate, make a loan or advance to any third party (other than advancement of expenses to employees or payments to suppliers in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $300,000 individually or $1,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its executives other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any executives, or materially increase other benefits of executives generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current officer, manager, director, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any IP (if any) owned by any Target Company, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets which is material to the Target Companies except in the ordinary course of business;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any material new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

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(xiii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Target Companies and the Acquisition Entities) not in excess of $300,000 (individually or $1,000,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved, as applicable;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, in each case, involving a transaction value in excess of $500,000;

(xv) make any capital expenditures in excess of $300,000 (individually for any project (or set of related projects) or $10,000,000 in the aggregate);

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights, in each case except for transactions in the ordinary course of business;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or any Governmental Authority (if required) to be obtained in connection with this Agreement;

(xix) acquire any ownership interest in any real property;

(xx) take, agree to take, or fail to take, any material action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(xxi) authorize or agree to do any of the foregoing actions,

provided; however, that nothing in this Section 7.2(b) shall prevent or restrict Tenement SPV from incurring expenditures or Indebtedness, or taking any other action, in each case as reasonably required to preserve or progress its Company Permits, and provided, further, that Tenement SPV shall keep Purchaser reasonably informed of such actions, expenditures, or Indebtedness.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth in Section 7.3 of the Purchaser Disclosure Schedules, or as required by applicable Law, Purchaser shall, (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice; (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees; (iii) use commercially reasonable efforts to ensure that the Purchaser Class A Ordinary Shares and Purchaser Rights remain listed on Nasdaq; and (iv) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its initial Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

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(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth in Section 7.3 of the Purchaser Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, the Trust Agreement or the Rights Agreement, except in connection with an extension;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for redemption of Purchaser Class A Ordinary Shares in accordance with Purchaser’s Organizational Documents);

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness, Liability (directly, contingently or otherwise), fees or expenses in excess of $500,000 individually or $2,000,000 in the aggregate, other than the Extension Loans and/or Working Capital Loans, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; or use the proceeds from the Extension Loans to pay any amount other than pursuant to the express terms of the Extension Loans;

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(v) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $2,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make any capital expenditures for any project (or set of related projects) (excluding for the avoidance of doubt, incurring any Expenses in accordance with the terms of this Agreement);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding the incurrence of any Expenses) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

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(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) take, agree to take, or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; and

(xxi) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements. During the Interim Period, within sixty (60) calendar days following the end of each six-month period the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for such six-month period.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will use its commercially reasonable efforts (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, (ii) prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Class A Ordinary Shares, and Purchaser Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares, and (iii) cooperate with the Company to cause the Pubco Ordinary Shares to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in potentially making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means any of the following transactions involving the Target Companies, the Acquisition Entities, or Purchaser (other than the transactions contemplated by this Agreement): (A) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction in each case involving a change of Control, or (B) any sale, lease, exchange, transfer or other disposition of no less than 20% of the consolidated assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests representing no less than 20% voting power of the Target Companies, Purchaser or the Acquisition Entities in a single transaction or series of transactions, provided that (1) with respect to any Target Company, none of the transactions or potential transactions (should they occur) listed in Section 7.2 of the Company Disclosure Schedules, individually or together with any other transaction or potential transaction (should it occur) listed in Section 7.2 of the Company Disclosure Schedules, shall constitute an Alternative Transaction or be considered in determining whether the percentage thresholds in this definition have been met, and (2) with respect to Purchaser, any transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination and similar transaction shall be an Alternative Transaction.

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(b) From the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or its or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) negotiate or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, agreement in principle, or other similar agreement with respect to any Acquisition Proposal, other than confidentiality or similar agreements, (vi) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (vii) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and Purchaser shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. If the Company, Purchaser, or any of their Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company and Purchaser, as applicable, shall promptly (and in no event later than twenty-four (24) hours after the Company and Purchaser, as applicable, become aware of such inquiry or proposal) notify such person in writing that the Company and Purchaser, as applicable, is subject to an exclusivity agreement with respect to Transactions that prohibit it from considering such inquiry or proposal.

7.7 No Trading. The Company, Tenement SPV, and the Acquisition Entities each acknowledges and agrees that it is aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Tenement SPV, and the Acquisition Entities each hereby agree that, while it is in possession of any material nonpublic information of Purchaser, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to any securities of Purchaser, in each case in violation of the Federal Securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company, or cause or encourage any third party to do any of the foregoing.

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7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement, or (ii) any material non-compliance with any Law by such Party; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action with respect to the consummation of the Transactions contemplated by this Agreement against such Party, or any of its properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions contemplated by this Agreement. Each of the Company, Purchaser and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described in Section 7.9 of the Disclosure Schedules (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date (as defined herein)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Tenement SPV, Purchaser and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.9 or Section 7.10 shall require or obligate Purchaser, any Target Companies, or any of their respective Affiliates to agree or otherwise be required to, take or forbear from any commercially impracticable action or accept any condition or restriction that is commercially unreasonable in order to obtain any Regulatory Approvals.

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(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Tenement SPV, Purchaser and the Acquisition Entities shall use reasonable best efforts (i) to the extent required by applicable Laws, promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company, Tenement SPV, and the Acquisition Entities shall promptly furnish to Purchaser, and Purchaser shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, Purchaser, Tenement SPV, or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties.

(c) If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Each of the Company, Purchaser, Tenement SPV, and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (i) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (ii) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (iii) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (iv) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(e) The Company, on the one hand, and Purchaser, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

7.10 Further Assurance and Support.

(a) (i) The Company, the Acquisition Entities, and Tenement SPV shall, and shall cause the Target Companies to, and (ii) Purchaser shall, (A) use reasonable best efforts to obtain all material consents and approvals of third parties that any Target Company or Acquisition Entity or Purchaser, as applicable, are required to obtain in order to consummate the Transactions, and (B) take or cause such other action as may be reasonably necessary or as another Party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of Purchaser and Pubco, the use of reasonable best efforts to enforce Pubco’s rights under the PIPE Subscription Agreements (as defined herein)) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any of the Company, Purchaser, any Target Company, any Acquisition Entity or any of their respective Affiliates to (1) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.20, and without limiting the express obligations to make regulatory filings under Section 7.9), whether judicial or administrative, (2) seek to have any stay or other Order vacated or reversed, (3) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Target Companies, (4) take or commit to take actions that limit the freedom of action of any of the Target Companies or Purchaser with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Target Companies or Purchaser, or (5) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Documents).

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(b) With respect to Pubco, during the Interim Period, the Company and the Acquisition Entities shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

7.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Pubco shall prepare with the reasonable assistance of the Company, Purchaser, and the Target Companies, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Ordinary Shares to be issued under this Agreement to the shareholders and rightsholders of the Company and Purchaser, which Registration Statement will also contain a proxy statement of Purchaser (as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser Shareholders for the matters to be acted upon at the Extraordinary General Meeting (as defined herein) and providing the Public Shareholders (as defined herein) an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser Shareholders to vote, at an extraordinary general meeting of Purchaser Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions, by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) as an ordinary resolution, the adoption and approval of the Plan of Merger and the Merger, (iii) as an ordinary resolution, the adoption and approval of a new equity incentive plan of Pubco, substantially in the form set out in Exhibit F attached hereto (the “Equity Incentive Plan”), (iv) as an ordinary resolution, the appointment of the members of the Post-Closing Pubco Board (as defined herein), in each case in accordance with Section 7.14 hereof, (v) as an ordinary resolution, the appointment of the directors constituting the post-Closing board of directors of Purchaser, and (vi) as an ordinary resolution, with the requisite approval required under the Purchaser Charter, the Cayman Companies Act or any other applicable Law, such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Shareholder Approval Matters”), and (vii) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if and as mutually agreed by the Company and Purchaser.

(b) Pubco, Purchaser and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) keep the Registration Statement effective as long as is necessary to consummate the Mergers, and (v) satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Purchaser or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Each of Purchaser, the Target Companies and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither Purchaser nor the Company shall use any such information for any purposes other than those contemplated by this Agreement. All documents that Purchaser, Pubco and the Company is responsible for filing with the SEC in connection with the Transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of the Company, Purchaser and Pubco also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions.

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(c) The Company, each Target Company, each Acquisition Entity, and Purchaser shall furnish all information concerning such party as Purchaser and the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. Each of Purchaser, Tenement SPV, the Acquisition Entities, and the Company represents to the other parties that the information supplied by it for inclusion in the Proxy Statement and the Registration Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders, (iii) the time of the Extraordinary General Meeting of Purchaser, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Purchaser (with respect to Purchaser), or relating to the Company, the Target Companies, or the Acquisition Entities, or their respective officers or directors, should be discovered by Purchaser or the Company (as applicable) which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Purchaser or the Company (as applicable) shall promptly inform the other. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and, subject to Section 7.11(b), Purchaser and Pubco shall file with the SEC and disseminate to Purchaser Shareholders the Registration Statement, as so amended or supplemented, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser, Pubco and the Company each will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments.

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(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser Shareholders in accordance with applicable Law and, Purchaser shall use reasonable best efforts to call the Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents and the Cayman Companies Act as promptly as practicable thereafter and for a date no later than thirty (30) days following the effectiveness of the Registration Statement for the purpose of voting on the Purchaser Shareholder Approval Matters and obtaining the Required Shareholder Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing Purchaser Shareholders with the opportunity to elect to effect a Redemption and such other matters as may be mutually agreed by Purchaser and the Company. Purchaser will use its reasonable best efforts to (i) solicit from Purchaser Shareholders proxies in favor of the adoption of this Agreement and the Purchaser Shareholder Approval Matters, including the Required Shareholder Approval, and (ii) to obtain the vote or consent of Purchaser Shareholders required by and in compliance with all applicable Law, Nasdaq rules (as applicable) and Purchaser’s Organizational Documents. Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement, (ii) use its commercially reasonable efforts to solicit from Purchaser Shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Purchaser Shareholder Approval Matters. If on the date for which the Extraordinary General Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Extraordinary General Meeting for up to thirty (30) days in the aggregate upon the good faith determination by the board of directors of Purchaser that such postponement or adjournment is necessary to solicit additional proxies and votes to obtain approval of the Purchaser Shareholder Approval Matters or otherwise take actions consistent with Purchaser’s obligations pursuant to Section 7.9, or for such additional periods of time that may be mutually agreed upon between Purchaser and the Company. Purchaser shall use its best efforts to obtain the approval of the Purchaser Shareholder Approval Matters, including by soliciting from Purchaser Shareholders proxies as promptly as possible in favor of the Purchaser Shareholder Approval Matters, and shall take all other action necessary or advisable to secure the required vote or consent of Purchaser Shareholders.

(f) Approval of Company Shareholders.

(i) The Company shall obtain and deliver a true and correct copy of the approval, authorization and adoption of this Agreement, the Ancillary Documents, the Merger Documents and the other Transactions (including as required under the Cayman Companies Act and the Company’s Organizational Documents) by the affirmative vote of the holders of the requisite number of Reorganization Shares entitled to vote thereon, whether in person or by proxy, either (A) in the form of a unanimous written resolution, or (B) in the form of a resolution passed at a duly convened and quorate meeting of the Company shareholders (the “Company Shareholders Approval”), in form and substance reasonably acceptable to Purchaser, in accordance with the Company’s Organizational Documents and applicable law, as promptly as reasonably practicable, but in any event within ten (10) Business Days after the Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Shareholders Approval from the Company shareholders, and to take all other action necessary or advisable to obtain the Company Shareholders Approval and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Company’s Organizational Documents, as applicable. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide Purchaser with (A) reasonable updates to Purchaser regarding the status of and any issues arising with respect to obtaining the Company Shareholders Approval, and (B) the right to review and discuss all material communication sent to Company shareholders with respect to the Company Shareholders Approval. The Company shall comply in all material respects with the Company’s Organizational Documents, the applicable provisions of the Cayman Companies Act, and this Agreement in the distribution of any solicitation of the Company Shareholders Approval.

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(ii) (A) The Company Board has recommended that the Company shareholders vote in favor of the resolution or execute and deliver the Company Shareholders Approval (the “Company Board Recommendation”), and (B) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation. Promptly following the execution of this Agreement, Pubco, as the sole shareholder of Merger Sub, shall approve and adopt this Agreement, authorize the Plan of Merger, and approve the Transactions.

7.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, unless otherwise prohibited by applicable Law or the rules or regulations of Nasdaq, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) As promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), the Parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and Purchaser shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions contemplated by this Agreement (the “Closing Press Release”) and Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equityholders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 7.12 shall prevent Purchaser or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.12.

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7.13 Confidential Information.

(a) The Company, each Target Company and each Acquisition Entity agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Company, each Target Company, each Acquisition Entity or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or a Representative thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, each Target Company and each Acquisition Entity shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

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(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b), and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c) The Company and Purchaser agree that that certain Confidentiality Agreement entered into by and between the Company and Purchaser as of August 28, 2025, shall be terminated on the date of this Agreement and be superseded by this Section 7.13 and the terms of this Agreement.

7.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals (the “Post-Closing Pubco Directors”) designated by the Company prior to the Closing, which shall include three (3) persons who shall qualify as an independent director under Nasdaq rules. At or prior to the Closing, Pubco will provide each Post-Closing Pubco Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Post-Closing Pubco Director.

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(b) The Parties shall take all action necessary, including causing the executive officers of Pubco prior to the Effective Time to resign, so that the individuals serving as the chief executive officer, chief financial officer, or other executive officer (as defined in Rule 3b-7 promulgated by the SEC under the Exchange Act), respectively, of Pubco immediately after the Closing will be the individuals designated by the Company.

7.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Acquisition Entity and Purchaser (the “D&O Indemnified Persons”) as provided in their Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the applicable Party or Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) At Closing, the Company shall, or shall cause Pubco to, obtain and fully pay the premium for a “tail” insurance policy (the “D&O Tail Insurance”) that provides coverage for up to a six-year period from the Effective Time, for the benefit of the directors and officers of Pubco, the Surviving Company and Purchaser that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that in no event shall the Company or Pubco be required to expend for such policies pursuant to this Section 7.15(b) an annual premium amount in excess of 200% of the amount per annum Purchaser paid in its last full fiscal year. Pubco shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other parties to honor all obligations thereunder.

7.16 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due all amounts payable to former shareholders of Purchaser pursuant to the Redemptions. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay, in the following order: (a) the Deferred Underwriting Commission, (b) any unpaid Extension Fees payable by the Company pursuant to Section 1.4, (c) the Company’s unpaid Expenses, (d) the premium payment for the D&O Tail Insurance and the premium payment for the directors and officers of Pubco for a period of one (1) year after the Closing Date, and (e) to the Company, an estimate of the amount necessary to ensure that the Company retains (after tax (which shall be calculated by ignoring tax losses of the Company) on any amounts payable under this Section 7.16(e)), an amount equal to the Australian Tax payable by the Company (calculated by ignoring any tax losses of the Company) in respect of “attributable income” of the Purchaser referrable to any period, or part period, prior to Closing in respect of the “statutory accounting period” in which Closing occurs, which estimate is to be calculated as if the Company’s “attribution percentage” of the Purchaser’s attributable income at the end of the relevant statutory accounting period were determined immediately after Closing (and terms used in this Section 7.16(e) have the same meaning given to them in Part X of the Tax Act (1936) (as defined herein), as the context requires). Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

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7.17 PIPE Investment.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, upon written request of the Company, Purchaser and Pubco shall enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase shares of Purchaser or Pubco in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If either of Purchaser or the Company elects to seek a PIPE Investment, the other party shall, and shall cause their respective Representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective Representatives in connection with such PIPE Investment and cause such PIPE Investment to occur (including having their senior management participate in any investor meetings and roadshows as reasonably requested).

(b) Pubco, Company and Purchaser shall deliver to one another true, correct and complete copies of each of the fully executed subscription agreements (the “PIPE Subscription Agreements”) entered into by and among Pubco, Purchaser, and the applicable investors in the PIPE Investment (the “PIPE Investors”) as soon as possible following execution thereof by the PIPE Investors. Other than the PIPE Subscription Agreement, this Agreement and the Ancillary Documents, there shall be no other agreements, side letters, or arrangements between Pubco or any other Party to this Agreement and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to Pubco the applicable portion of the PIPE Investment set forth in the PIPE Subscription Agreement of such PIPE Investor. Each of the PIPE Subscription Agreements shall be, as of the Closing, in full force and effect, and none of them shall have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.

7.18 Tax Matters.

(a) Each of Purchaser, Pubco, Surviving Company and each Target Company and Acquisition Entity shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify under Section 351 of the Code.

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(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of Purchaser, Pubco, Surviving Company, and each Target Company and Acquisition Entity shall report the Merger consistently with the Intended Tax Treatment In the event the SEC requests or requires tax opinions, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. The covenants contained in this Section 7.18(b), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(c) Within one hundred twenty (120) days after the end of Pubco’s current taxable year and each subsequent taxable year of Pubco for which Pubco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Pubco shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (iii) make such PFIC status determinations available to the shareholders of Pubco. If Pubco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Pubco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Pubco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Pubco or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 7.18(c), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (i) five years after the end of Pubco’s current taxable year, or (ii) such time as Pubco has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(d) Each of the parties hereto agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof Pubco, in its sole discretion, determines that the Mergers are not reasonably expected to qualify for the Intended Tax Treatment or it may result in extreme inconvenience or undue burden on the part of the Target Companies, the parties shall use their commercially reasonable best efforts to restructure the Transactions contemplated hereby in a manner that is reasonably expected to cause the Transaction, as revised, to so qualify for a mutually preferred tax treatment.

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7.19 Anti-Takeover Matters. The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Target Company would be or become subject, party or otherwise bound.

7.20 Shareholder Litigation. The Company and Pubco shall promptly advise Purchaser, and Purchaser shall promptly advise the Company and Pubco, as the case may be, in writing of any Action commenced (or to the Knowledge of the Company or Pubco (as applicable) or the Knowledge of Purchaser, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company shareholder or Purchaser Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “ Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Shareholder Litigation. The Company and Pubco shall give Purchaser the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against the Company or Pubco, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall give the Company the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against Purchaser, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.21 Retention of Proxy Solicitation Agent. The Parties shall use their reasonable efforts to retain a proxy solicitation agent mutually acceptable to the Parties, within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting Purchaser Shareholders to obtain the affirmative vote of Purchaser Shareholders in favor of the Merger, and such other matters as may be determined by the Parties.

7.22 Delisting and Deregistration. The Company, Pubco and Purchaser shall use their respective reasonable best efforts to cause the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Rights to be delisted from Nasdaq (or be succeeded by the respective Pubco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Effective Time or as soon as practicable thereafter.

7.23 Fairness Opinion. As soon as reasonably practicable after the execution of this Agreement, Purchaser shall obtain the opinion of a reputable financial advisory or valuation firm that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein and Purchaser Merger Consideration to be paid by Pubco pursuant to this Agreement is fair from a financial point of view to Purchaser, and shall deliver a copy of such opinion to the Company.

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7.24 Reorganization. The Company shall use reasonable best efforts to, and shall cause its Affiliates to, take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable in order to consummate the Reorganization in accordance with applicable Laws as contemplated by the Reorganization Documents as soon as reasonably practicable, prior to the Closing Date (the “Completion Date of Reorganization”), and deliver all documents that evidence the completion of the Reorganization to Purchaser. The Parties agree to do such things as may reasonably be required in order to ensure that the Company obtains rollover relief under subdivision 124-M of the Tax Act (1997) in connection with the Reorganization, and shall not act in a manner, or do anything, which would have the effect of denying such rollover relief.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of Purchaser Shareholders at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of Purchaser Shareholders at the Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Required Purchaser Board Approval. The Transactions have been approved by the requisite vote of the directors of Purchaser in accordance with Purchaser’s Organizational Documents and applicable Law.

(c) Required Company Shareholder Approval. The Transactions have been approved by the requisite vote of Company shareholders in accordance with Company’s Organizational Documents and applicable Law.

(d) Required Merger Sub Approvals. The Transactions have been approved by the requisite vote of (i) the sole director of Merger Sub, and (ii) Pubco as the sole shareholder of Merger Sub in accordance with Merger Sub’s Organizational Documents and applicable Law.

(e) Required Pubco Approvals. The Transactions, including the appointment of the members of the Post-Closing Pubco Board, the adoption of the Equity Incentive Plan, and the adoption of the Amended Pubco Charter have been approved by the requisite vote of (i) the director(s) of Pubco, and (ii) the shareholder(s) of Pubco in accordance with Pubco’s Organizational Documents and applicable Law.

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(f) Requisite Regulatory Approvals. To the extent applicable, all material Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions contemplated by this Agreement shall have been obtained or made.

(g) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions contemplated by this Agreement.

(h) Net Tangible Assets. Upon the Closing, after giving effect to the Redemption and any PIPE Investment that has been funded prior to or at the Closing, Purchaser shall have net tangible assets of at least $5,000,001.

(i) Amended Pubco Charter. Prior to the Closing, the shareholder(s) of Pubco shall have adopted the Amended Pubco Charter.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(k) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.14.

(l) Nasdaq Listing Requirements. The Pubco Ordinary Shares contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

(m) Antitrust Laws. To the extent applicable to the consummation of the Transactions contemplated by this Agreement, any waiting period (and any extension thereof) under such applicable Antitrust Laws shall have expired or been terminated.

(n) Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(o) PRC Approvals. To the extent applicable, the Target Companies have obtained all approvals necessary from the China Securities Regulatory Commission (the “CSRC”) in connection with the Transactions, pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, as promulgated on February 17, 2023 (the “Measures”), and none of the Target Companies has received any notification from any Governmental Authorities of PRC, including the CSRC, that any of the Target Companies or other Parties are obligated to make any filings or obtain approvals regarding the Transactions pursuant to the Measures and the other PRC Laws, rules and regulations other than the approvals that the Target Companies have already obtained from the CSRC.

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8.2 Conditions to Obligations of the Target Companies and the Acquisition Entities. In addition to the conditions specified in Section 8.1, the obligations of the Company and the Acquisition Entities to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto, other than the representations and warranties set forth in Section 4.5, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser, and (iii) the representations and warranties of Purchaser set forth in Section 4.5 shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Extension Fees. Sponsor shall have made timely payments for any Extension pursuant to Section 1.4(d).

(e) Closing Deliveries.

(i) Director Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an authorized director of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained, and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

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(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Seller Registration Rights Agreement. The Company shall have received from Pubco a registration rights agreement covering the Pubco Ordinary Shares, substantially in the form set out in Exhibit D attached hereto (the “Seller Registration Rights Agreement”), duly executed by Pubco.

(v) Resignations. Purchaser shall have delivered copies of the written resignations of all the directors and officers of Purchaser prior to the Merger, effective as of the Effective Time.

(vi) Certain Ancillary Documents. The Sponsor Support Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(vii) Purchaser Expenses. Any and all Expenses incurred by Purchaser (which, for purpose of this Section 8.2 shall include, without limitation, the Extension Fee payable by Purchaser pursuant to Section 1.4 and any unpaid fees in connection with the IPO other than the Deferred Underwriting Commission) and the Sponsor Loan, if any, shall have been paid off on or prior to the Closing, as evidenced by the documents reasonably requested by the Company.

8.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Tenement SPV, and Acquisition Entities set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Tenement SPV, and Acquisition Entities pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on any Target Company.

(b) Agreements and Covenants. The Company, Tenement SPV, and Acquisition Entities shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Seller Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(e) Reorganization. The Reorganization shall have been consummated by the Completion Date of Reorganization pursuant to the Reorganization Documents and the Company shall have delivered all documents that evidence the completion of the Reorganization to Purchaser.

(f) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to the Acquisition Entities, as applicable.

(ii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of the Acquisition Entities certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of organization and from each other jurisdiction in which the Acquisition Entities are qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Third Party Consents and Terminations. All (i) approvals, waivers or consents from any third parties, and (ii) termination agreements between the Company and any third parties, in each case as set forth and described in Section 8.3 of the Company Disclosure Schedules shall have been obtained and delivered to Purchaser.

(v) Company Closing Statement. The Company and Pubco shall have delivered an executed copy of the Company Closing Statement to Purchaser.

(vi) Equity Incentive Plan. At or prior to the Closing, the board of directors of Pubco shall have adopted and approved the Equity Incentive Plan which shall fulfill the requirements set forth in Section 7.11(a).

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or any Acquisition Entity) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by March 31, 2026 (as may be extended pursuant to the next proviso, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company or the Acquisition Entities) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller or Acquisition Entity) to comply with any provision of this Agreement has been a material cause of, or materially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company, or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company or an Acquisition Entity is in material uncured breach of this Agreement;

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(e) by written notice by Purchaser to the Company, if (i) there has been a material breach by the Company or Acquisition Entities of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser, or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by either Purchaser or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholder Approval was not obtained; provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Shareholder Approval; or

(g) by written notice from Purchaser to the Company if the Company Shareholders Approval shall not have been obtained within ten (10) Business Days after the Registration Statement became effective.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.13, this Section 9.2, Section 9.3, Section 10.1, Article XI, and any definitions to the foregoing under Article XII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1).

9.3 Fees and Expenses. Except as otherwise provided in this Agreement and subject to Section 4.6, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by (i) Pubco, provided that such Expenses are (A) incurred by the Company (including Extension Fee payable by the Company pursuant to Section 1.4), or (B) the Deferred Underwriting Commission, and the Closing has occurred in accordance with this Agreement, or (ii) by the Party incurring such Expenses, if this Agreement has been terminated in accordance with Section 9.1. As used in this Agreement, “Expenses” shall include all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters directly related to the consummation of this Agreement, all of which shall be supported with formal bills or invoices setting out in reasonable details the scope of services that have been provided if such Expenses of Purchaser shall be borne by Pubco.

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ARTICLE X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Tenement SPV, and each Acquisition Entity hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Class A Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within nine (9) months after the closing of the IPO (provided such date may be extended by up to an additional twelve (12) months), subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Acquisition Entities hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Acquisition Entities nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco and Merger, or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) provided, however, that nothing in this Section 10.1 shall be deemed to (a) limit the Company’s and its Affiliates’ right, title, interest or claim to any monies held in the Trust Account by virtue of being a Public Shareholder, including the redemption rights described in the IPO Prospectus, or (b) limit or prohibit any claims that the Company or any of its Affiliate may have in the future pursuant to this Agreement or any Ancillary Documents against Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than pursuant to the redemption rights of the Public Shareholders described in the IPO Prospectus). Each of the Company and the Acquisition Entities on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions to Public Shareholders) for any Released Claims; provided, however, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Purchaser or any other person (other than Public Shareholders with respect to funds released from the Trust Account pursuant to the Redemption), in each case for (i) legal relief against monies or other assets of Purchaser held outside of the Trust Account including any funds that have been released from the Trust Account (and any assets that have been purchased or acquired with any such funds other than distributions therefrom to its public shareholders); (ii) specific performance or other equitable relief in connection with the Transactions, provided that (A) such claim is permitted pursuant to Section 11.7, and (B) the Company shall not be entitled to seek specific performance to enforce the release or other distribution of funds from the Trust Account; such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Acquisition Entities further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company and the Acquisition Entities or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any Released Claim, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Acquisition Entities hereby acknowledges and agrees that its and its Affiliates’ remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds but excluding any distributions to Public Shareholders) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company and the Acquisition Entities any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders in violation of the foregoing provisions of this Section 10.1, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and the Acquisition Entities or any of their respective Affiliates, as applicable, the associated reasonable legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason.

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ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by email, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, to: Pantages Capital Acquisition Corporation 221 W. 9th St., #859 Wilmington, Delaware 19801 Attn: William Snyder E-mail: bill@shepherdavecapital.com with a copy (which will not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

Suite 1115, Bund Center

222 Yan An Road East

Shanghai 200002, PRC

Attn: Jia Yan, Esq.

Email: jia.yan@pillsburylaw.com

If to the Company, to: MacMines Austasia Pty Ltd Suite 443, 1883 Huamu Road, Pudong district, Shanghai 200127, China Attn: Jincheng Yao E-mail: YaoJincheng1101@163.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St, Suite 2400 Houston, TX 77002 Attn: Louis Savage, Esq. Email: lsavage@winston.com

If to Pubco, to: HORIZON MINING LIMITED Suite 443, 1883 Huamu Road, Pudong district, Shanghai 200127, China Attn: Jincheng Yao E-mail: YaoJincheng1101@163.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St, Suite 2400 Houston, TX 77002 Attn: Louis Savage, Esq. Email: lsavage@winston.com

If to Merger Sub, to: HORIZON MERGER 1 LIMITED Suite 443, 1883 Huamu Road, Pudong district, Shanghai 200127, China Attn: Jincheng Yao E-mail: YaoJincheng1101@163.com	with a copy (which will not constitute notice) to: Winston & Strawn LLP 800 Capitol St, Suite 2400 Houston, TX 77002 Attn: Louis Savage, Esq. Email: lsavage@winston.com

If to Seller Representative, to: Jincheng Yao Suite 443, 1883 Huamu Road, Pudong district, Shanghai 200127, China E-mail: YaoJincheng1101@163.com

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11.2 Binding Effect; Assignment. Subject to Section 11.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser (and after the Closing, Seller Representative), Pubco and the Company, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Nonsurvival of Representations, Warranties and Covenants. Without prejudice to Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and (b) in accordance with Section 9.2.

11.5 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) following the Reorganization, (i) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the Company in the Surviving Company, and (ii) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of the Company and the board of directors of Tenement SPV and the internal corporate affairs of the Company, Tenement SPV and the Surviving Company; (b) the Merger; and (c) following the Merger, (i) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub and Purchaser in the Surviving Company, and (ii) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of Purchaser and the board of directors of Merger Sub and the internal corporate affairs of Purchaser and Merger Sub. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in the City of New York, in the State of New York (collectively, the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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11.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, as far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto.

11.10 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Purchaser shall also require the prior written consent of Seller Representative.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits and Schedules attached hereto, which Exhibits and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules, and Exhibits to this Agreement; and (l) the term “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

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11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

11.15 Seller Representative.

(a) Seller Representative confirms that by execution and delivery of this Agreement, it has been irrevocably appointed by the Company and the shareholders of the Company immediately prior to the Effective Time in the capacity as Seller Representative, as their agent, and attorney-in-fact and representative, with full power of substitution to act in their name, place and stead, to act on behalf of the Company from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of the Company any provision of this Agreement or any Ancillary Document which expressly contemplates that Seller Representative will act on behalf of the Company; (ii) signing on behalf of the Company any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that Seller Representative will act on behalf of the Company; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Seller Representative and to rely on their advice and counsel; or (iv) otherwise enforcing the rights and obligations of the Company under this Agreement or any Ancillary Document which expressly contemplates that Seller Representative will act on behalf of the Company, including giving and receiving all notices and communications hereunder or thereunder on behalf of the Company. All decisions and actions by Seller Representative shall be binding upon the shareholders of the Company immediately prior to the Effective Time, the Company, their respective successors and assigns, and neither the Company, its shareholders immediately prior to the Effective Time, nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.15 are irrevocable and coupled with an interest. Seller Representative hereby accepts its appointment and authorization as Seller Representative under this Agreement.

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(b) Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that Seller Representative will act as Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Seller Representative shall be indemnified, defended and held harmless by the shareholders of the Company immediately prior to the Effective Time from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of Seller Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that Seller Representative will act on behalf of the Company or its shareholders, including the reasonable fees and expenses of any legal counsel retained by Seller Representative. In no event shall Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, Seller Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the shareholders of Purchaser immediately prior to the Effective Time, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as Seller Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Seller Representative under this Section 11.15 shall survive the Closing and continue indefinitely.

(c) The Person serving as Seller Representative may resign upon ten (10) days’ prior written notice to Pubco and Purchaser, provided, that Seller Representative appoints in writing a replacement Seller Representative, provided that such replacement Seller Representative has been duly and irrevocably appointed by the shareholders of Purchaser immediately prior to the Effective Time. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representatives.

11.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) may have, prior to Closing, jointly represented Purchaser and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Pillsbury will be permitted in the future, after Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Acquisition Entities who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Pillsbury’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Acquisition Entities, Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Pillsbury of Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Pillsbury with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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(b) The Parties agree that, notwithstanding the fact that Winston & Strawn LLP may have, prior to Closing, jointly represented the Target Companies, Pubco and Merger Sub in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Target Companies, Pubco and Merger Sub and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Winston & Strawn LLP will be permitted in the future, after Closing, to represent the Target Companies and Pubco in connection with matters in which such Persons are adverse to Sponsor, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Purchase and Sponsor hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Winston & Strawn LLP’s future representation of one or more of the Target Companies, Pubco and Merger Sub in which the interests of such Person are adverse to the interests of Purchaser, Sponsor or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Winston & Strawn LLP. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Pubco shall be deemed the client of Winston & Strawn LLP with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Pubco, shall be controlled by Pubco and shall not pass to or be claimed by Purchaser or Sponsor; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XII

DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

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“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies.

“Acquisition Entity” and “Acquisition Entities” means each of Pubco and Merger Sub.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Aggregate Merger Consideration” means $180,000,000.

“Amended Pubco Charter” means the Amended and Restated Memorandum and Articles of Association of Pubco substantially in the form set out in Exhibit E attached hereto (with such changes as may be agreed by the Company and Purchaser prior to the Effective Time).

“Ancillary Documents” means each agreement, instrument or document including the Seller Lock-Up Agreements, the Seller Support Agreement, the Sponsor Support Agreement, the Amended Pubco Charter, the Equity Incentive Plan, the Sponsor Registration Rights Agreement, the Seller Registration Rights Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or the Cayman Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in the foregoing locations are generally open for use by customers on such day.

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“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended.

“China” or “PRC” means the People’s Republic of China.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Board” means the board of directors or similar governing body of the Company.

“Company Confidential Information” means all documents and information concerning any of the Target Companies, Acquisition Entities or any of their respective Representatives, furnished in connection with this Agreement or the Transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement, or (ii) at the time of the disclosure by the Company, the Acquisition Entities or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Transaction Expenses” means any Expenses incurred by any of the Target Companies or their respective Affiliates (whether or not billed or accrued for), including without limitation (i) change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions, and (ii) any and all filing fees paid to Governmental Authorities in connection with the Transactions.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person, or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person, or (c) any other Person have the right or ability or materially affect the management or operations of another Person by Contract or otherwise.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Deferred Underwriting Commission” means the deferred fees owed to the underwriters in connection with Purchaser’s IPO which is in the amount of $862,500 and payable upon consummation of a Business Combination.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension Loan” means any loan or loans by or on behalf of Sponsor or its Affiliates to Purchaser made for the purpose of funding Extensions as provided for and in accordance with the terms of the IPO Prospectus and Purchaser’s Organizational Documents.

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“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside of the U.S. by the Company or any one or more of the Target Companies primarily for the benefit of employees of the Company or such Target Companies residing outside of the U.S., which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the U.S..

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment” means any equity interest or interest having similar economic rights and benefits in any Person in an amount representing twenty percent (20%) or such lesser amount of such Person’s voting power or economic value as includable for (a) financial statements prepared and audited in accordance with GAAP or Regulation S-X, or (b) other regulations of the SEC.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of December 4, 2025, and filed with the SEC on December 5, 2024 (File No. 333-280986).

“IT Systems” means all material information technology systems owned by the Target Companies, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for the purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or jurisdiction; (ii) changes, conditions or effects that generally affect any industry or geographic area in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed change in the interpretation of any Law (including the Exchange Act or the Securities Act or any rules promulgated thereunder) or in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate, or any regulatory guidance, policies or interpretations of the foregoing; (iv) conditions caused by acts of God, epidemic, pandemics or other outbreak of public health events (including COVID-19), cyberterrorism or terrorism, war (whether or not declared), military action, civil unrest, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfire, or other natural disaster and any other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by such Person or its Subsidiaries as required by this Agreement or any Ancillary Document; (vi) with respect to the Company, any failure in and of itself or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to Purchaser, the consummation and effects of the Redemption in and of itself (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (viii) the announcement or the execution of this Agreement or the Ancillary Documents, the pendency or consummation of the Transactions or the performance of this Agreement or the Ancillary Documents (or the obligations hereunder), including the impact thereof on relationships with Governmental Authority, partners, customers, suppliers or employees; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) through (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval (provided that Purchaser has not violated its obligations hereunder in connection with obtaining the Required Shareholder Approval) shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to Purchaser (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein).

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“Merger Sub Ordinary Shares” means the ordinary shares, $0.0001 par value per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market or the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, certificate of incorporation, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent, or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

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“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act as of the date of this Agreement.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, which shares shall entitle the holder thereof to one (1) vote per share, as provided for and fully described in the Amended Pubco Charter.

“Purchaser Charter” means the third amended and restated memorandum and articles of association of Purchaser adopted by special resolution passed on August 5, 2025, as amended and in effect under the Cayman Companies Act.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information that is generally available publicly and (i) was not disclosed in breach of this Agreement, or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, the Acquisition Entities, or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Private Unit” means a unit issued in a private placement concurrently with the IPO consisting of one (1) Purchaser Ordinary Share and one (1) Purchaser Right.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Class A Ordinary Share and one (1) Purchaser Right.

“Purchaser Rights” means one (1) right that was included as part of each Purchaser Unit entitling the holder thereof to receive one-fifth (1/5th) of a Purchaser Class A Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, and the Purchaser Rights, collectively.

“Purchaser Shareholders” means holder of the Purchaser Ordinary Shares.

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“Purchaser Transaction Expenses” means any Expenses incurred by any Purchaser or its respective Affiliates (whether or not billed or accrued for), including (i) any and all filing fees paid to Governmental Authorities in connection with the Transactions, (ii) any and all audit fees paid to accountants in connection with the preparation and filing of the Registration Statement, (iii) any and all legal fees paid to legal counsel in connection with the Transactions, and (iv) valuation fees in connection with the valuation of the Aggregate Merger Consideration.

“Purchaser Units” means the Purchaser Public Units and the Purchaser Private Units.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Reorganization” means the reorganization as contemplated under the Reorganization Documents.

“Reorganization Shareholder” means any holder of any Reorganization Shares.

“Reorganization Shares” means upon and after completion of the Reorganization, the ordinary shares, $0.0001 par value per share, of Pubco.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agreement” means that certain Rights Agreement, dated as of December 4, 2024, as it may be amended (including to accommodate the Mergers), by and between Purchaser and Continental Stock Transfer & Trust Company, a New York limited liability trust company.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Registration Rights Agreement” means the Registration Rights Agreement covering the Pubco Ordinary Shares received by the Company, substantially in the form set out in Exhibit D attached hereto (with such changes as may be agreed by Pubco and the Company prior to the Effective Time).

“Sellers” means each of the holders of the Reorganization Shares, and a “Seller” means any one of the Sellers.

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“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Aitefund Sponsor LLC, a Delaware limited liability company.

“Sponsor Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 4, 2024, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of Tenement SPV and its direct and indirect Subsidiaries (as applicable).

“Tax” or “Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Tax Act (1936)” means the Income Tax Assessment Act 1936 (Cth).

“Tax Act (1997)” means the Income Tax Assessment Act 1997 (Cth).

“Tax Admin Act (1953)” means the Taxation Administration Act 1953 (Cth).

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“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Tax Sharing Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement, entered into prior to the Closing binding any entity that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any customary commercial contract entered into with an unrelated Person, the principal subject matter of which is not Taxes), and includes a tax sharing agreement as defined in Division 721 of the Tax Act (1997) and an indirect tax sharing agreement as defined in Schedule 1 of the Tax Admin Act (1953).

“Top Vendor” means, by dollar volume paid to each, the five (5) largest suppliers of goods or services to the Target Companies.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 1, 2023, as it may be amended (including to accommodate the Merger), by and between Purchaser and the Trustee.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“U.S.” means the United States of America.

“Working Capital Loan” means any loan or loans by or on behalf of Sponsor or its Affiliates to Purchaser made for the purpose of funding the working capital requirements of Purchaser.

[Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by a duly authorized representative as of the date first written above.

Purchaser:

PANTAGES CAPITAL ACQUISITION CORPORATION

By:	/s/ William W. Snyder
Name:	William W. Snyder
Title:	Chief Executive Officer

Pubco:

HORIZON MINING LIMITED

By:	/s/ Jincheng Yao
Name:	Jincheng Yao
Title:	Director

Merger Sub:

HORIZON MERGER 1 LIMITED

By:	/s/ Jincheng Yao
Name:	Jincheng Yao
Title:	Director

Seller Representative:

JINCHENG YAO

By:	/s/ Jincheng Yao

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by a duly authorized representative as of the date first written above.

Company:

MACMINES AUSTASIA PTY LTD

By:	/s/ Yingyi Cheng
Name:	Yingyi Cheng
Title:	Director

By:	/s/ Xiangwei Fei
Name:	Xiangwei Fei
Title:	Director

Tenement SPV:

HORIZON MINING SPV PTY LTD

By:	/s/ Yingyi Cheng
Name:	Yingyi Cheng
Title:	Director

By:	/s/ Xiangwei Fei
Name:	Xiangwei Fei
Title:	Director

[Signature Page to Business Combination Agreement]

92